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                               EXHIBIT 5




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                                             [LOGO]
                                             HARTFORD LIFE



April 10, 1998                               Lynda Godkin
                                             Senior Vice President, General
                                             Counsel & Corporate Secretary
                                             Law Department
Board of Directors
Hartford Life Insurance Company
200 Hopmeadow Street
Simsbury, CT  06089

RE:       MODIFIED GUARANTEED ANNUITY CONTRACT
          HARTFORD LIFE INSURANCE COMPANY
          FILE NO. 333-24885

Dear Sir/Madam:

This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended, of a certain group and individual Deferred Annuity Contract (the "Contract") that will be offered and sold by Hartford Life Insurance Company (the "Company") and certain units of interest to be issued in connection with the Contract. I have examined such documents (including the Form S-2 Registration Statement) and reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:

1. The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Connecticut and is duly authorized by the Insurance Department of the State of Connecticut to issue the Contract.

2. The form of the Contract that will be issued by the Company has been filed in states where it is eligible for approval and upon issuance will be valid and binding upon the Company.

I hereby consent to the use of this opinion as an exhibit to the Form S-2 Registration Statement and to the reference to my name under the heading "Legal Opinions" in the prospectus included as a part of such Form S-2.

Sincerely,

/s/ Lynda Godkin
Lynda Godkin